Exhibit to Accompany Item 77J
Form N-SAR


Monterey Mutual Fund
(the "Funds")

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by
Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at November
30, 2002, reclassifications were recorded to increase
(decrease) paid-in capital by $(129,954), $(442,329),
$(11,407), $7,873 and $(60,282), increase accumulated
net investment income by $129,954, $442,329, $17,270,
$40,723, and $60,282, and decrease accumulated net realized gain (loss) on investments by $0, $0, $5,863, $48,596, and $0 for the Murphy New World
Biotechnology Fund, the OCM Gold Fund, the PIA Short-
Term Government Securities Fund and the PIA Equity
Fund, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.